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                                                                      ITEM 4(O)



               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

               7% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES H

                                       OF

                         GENERAL GROWTH PROPERTIES, INC.


 PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


         General Growth Properties, Inc., a Delaware corporation (the "Company"), hereby certifies that the following resolution creating a series of its preferred stock, par value $100 per share, liquidation preference $1,000 per share, designated as the 7% Cumulative Convertible Preferred Stock, Series H, has been adopted by the Board of Directors of the Company (the "Board") pursuant to the authority contained in Article IV of its Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the "DGCL") and by the Preferred Stock Pricing Committee of the Board (the "Pricing Committee") pursuant to the authority conferred on the Pricing Committee by the Board in accordance with Section 141(c) of the DGCL.

         WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in its Certificate of Incorporation, to provide for the issuance of preferred stock in series and to establish the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations and restrictions thereof; and

         WHEREAS, it is the desire of the Board of Directors and the Pricing Committee, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the "7% Cumulative Convertible Preferred Stock, Series H" and the number of shares constituting such preferred stock.

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the 7% Cumulative Convertible Preferred Stock, Series H on the terms and with the provisions herein set forth:

I.       Certain Definitions

         As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Capital Stock" shall mean Common Stock or Preferred Stock. The term "Capital Stock" shall not include convertible debt securities.

         "Common Stock" shall mean the common stock, par value $.10 per share, of the Company.



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         "Dividend Payment Date" shall mean, with respect to any Dividend
Period, the payment date for the dividend declared by the Company on its shares of Common Stock for such Dividend Period or, if no such payment date is established, the last business day of the first full month following such Dividend Period.

         "Dividend Period" shall mean the quarterly period that is then the dividend period with respect to the Common Stock or, if no such dividend period is established, the calendar quarter shall be the Dividend Period; provided that
(a) the initial Dividend Period with respect to any share of Series H Preferred Stock shall commence on the date of issuance thereof and end on and include the last day of the then current quarterly period that is then the dividend period with respect to the Common Stock and (b) the Dividend Period in which the final liquidation payment is made shall commence on the first day following the immediately preceding Dividend Period and end on the date of such final liquidation payment.

         "Fair Market Value" shall mean the average of the daily Closing Price during the ten consecutive Trading Days ending on the earlier of (i) the business day immediately preceding the day in question with respect to the issuance or distribution requiring such computation and (ii) the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "`ex' date," when used with respect to any issuance or distribution, means the first day on which shares of Common Stock trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Closing Price.

         "Ownership Limitations" shall mean the restrictions on transferability and ownership described in Article IV of the Certificate of Incorporation, specifically, that ownership of more than 7.5% of the value of the outstanding shares of Capital Stock of the Company, including the Series H Preferred Stock, is restricted.

         "Preferred Stock" shall mean the preferred stock, par value $100 per share, of the Company.

         "Relevant Dividend Periods" shall mean (a) each of the three (3) consecutive Dividend Periods the last of which ends during the 90-day period referred to in the last paragraph of Section VII(b) and (b) the next immediately following Dividend Period after the third Dividend Period described in clause
(a) above.

         "Series A Preferred Stock" shall mean the Preferred Stock designated as 7.25% Preferred Income Equity Redeemable Stock, Series A.

         "Series B Preferred Stock" shall mean the Preferred Stock designated as 8.95% Cumulative Redeemable Preferred Stock, Series B.

         "Series C Preferred Stock" shall mean the Preferred Stock designated as 8.5% Cumulative Convertible Preferred Stock, Series C.

         "Series D Preferred Stock" shall mean the Preferred Stock designated as 8.75% Cumulative Redeemable Preferred Stock, Series D.



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         "Series E Preferred Stock" shall mean the Preferred Stock designated as
8.95% Cumulative Redeemable Preferred Stock, Series E.

         "Series F Preferred Stock" shall mean the Preferred Stock designated as 8.75% Cumulative Redeemable Preferred Stock, Series F.

         "Series G Preferred Stock" shall mean the Preferred Stock designated as 8.95% Cumulative Redeemable Preferred Stock, Series G.

         "Series C Preferred Units" shall mean the 7% Series C Cumulative Convertible Preferred Units of limited partnership in GGP Limited Partnership, a Delaware limited partnership.

         "Twelfth Anniversary Date" shall mean the twelfth anniversary of the date hereof.

         Capitalized terms used herein without definition shall have the meanings set forth in the Certificate of Incorporation.

II.      Designation and Number of Shares

         A series of Preferred Stock, designated the "7% Cumulative Convertible Preferred Stock, Series H" (the "Series H Preferred Stock"), is hereby established. The par value of the Series H Preferred Stock is $100 per share, which is not a change in the par value of the shares of Preferred Stock as set forth in the Certificate of Incorporation. The authorized number of shares of Series H Preferred Stock shall be 41,131.

III.     Rank

         The Series H Preferred Stock, with respect to payment of dividends and amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, shall be deemed to rank:

         (a) senior to all classes or series of Common Stock and to all Capital Stock the terms of which provide that such Capital Stock shall rank junior to the Series H Preferred Stock;

         (b) on a parity with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and each other series of Preferred Stock issued by the Company which does not provide by its express terms that it ranks junior or senior in right of payment to the Series H Preferred Stock with respect to payment of dividends or amounts upon liquidation, dissolution or winding-up; and

         (c) junior to any class or series of Capital Stock issued by the Company that ranks senior to the Series H Preferred Stock and has been approved in accordance with Section IV(b).

IV.      Voting

         (a) Holders of shares of the Series H Preferred Stock shall not have any voting rights, except as required by applicable law and as described below in this Section IV.



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         (b) So long as any shares of Series H Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series H Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of Capital Stock ranking senior to the Series H Preferred Stock with respect to the payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Company or reclassify any authorized shares of Capital Stock of the Company into such Capital Stock, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such Capital Stock; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger or consolidation or otherwise (an "Event"), so as to negate the provisions of clause (i) or (ii) of this paragraph or so as to materially and adversely affect any special right, preference, privilege or voting power of the Series H Preferred Stock or the holders thereof. Notwithstanding anything to the contrary contained herein, each of the following shall be deemed not to (i) materially and adversely affect any special right, preference, privilege or voting power of the Series H Preferred Stock or (ii) otherwise require the vote or consent of the holders of shares of Series H Preferred Stock: (X) the occurrence of any merger, consolidation, entity conversion, share exchange, recapitalization of the Capital Stock or other business combination or reorganization so long as either (1) the Company is the surviving entity and the Series H Preferred Stock remains outstanding with the terms thereof materially unchanged or (2) if the Company is not the surviving entity in such transaction, interests in an entity having substantially the same rights and terms with respect to rights to dividends, voting, redemption and conversion as the Series H Preferred Stock are exchanged or substituted for the Series H Preferred Stock without any income, gain, or loss expected to be recognized by the holder upon the exchange or substitution for federal income tax purposes (and with the terms of the Common Stock or such other securities for which the Series H Preferred Stock (or the substitute or exchanged security therefor) is convertible or redeemable materially the same with respect to rights to dividends, voting, and redemption), (Y) any increase in the amount of the authorized Preferred Stock or Common Stock or the creation or issuance of any other series of Preferred Stock or Common Stock or any increase in the amount of authorized or issued Common Stock, Series H Preferred Stock or any other series of Preferred Stock, in each case so long as such Capital Stock ranks on a parity with or junior to the Series H Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, and (Z) the dissolution, liquidation and/or winding up of the Company.

         (c) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series H Preferred Stock shall have been converted or redeemed.

         (d) For purposes of the foregoing provisions of this Section IV, each share of Series H Preferred Stock shall have one (1) vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of Series H Preferred Stock shall not have any voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

V.       Dividends



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         (a) With respect to each Dividend Period and subject to the rights of the holders of shares of Preferred Stock ranking senior to or on parity with the Series H Preferred Stock, the holders of shares of Series H Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of assets of the Company legally available for the payment of dividends, quarterly cumulative cash dividends in an amount per share of Series H Preferred Stock equal to the greater of (i) $17.50 (the "Base Quarterly Dividend") and (ii) the amount of the regular quarterly cash dividends for such Dividend Period upon the number of shares of Common Stock (or portion thereof) into which such share of Series H Preferred Stock is then convertible in accordance with Section VII hereof. Notwithstanding anything to the contrary contained herein, the amount of dividends described under each of clause (i) and (ii) of this paragraph for the initial Dividend Period, or any other period shorter than a full Dividend Period, shall be prorated and computed on the basis of twelve 30-day months and a 360-day year. Such dividends shall, with respect to each share of Series H Preferred Stock, accrue from its issue date, whether or not in, or with respect to, any Dividend Period or Periods (A) the dividends described above are declared, (B) the Company is contractually prohibited from paying such dividends or (C) there shall be assets of the Company legally available for the payment of such dividends. The dividends on the Series H Preferred Stock for each Dividend Period shall, if and to the extent declared or authorized by the Board, be paid in arrears (without interest or other amount) on the Dividend Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not in, or with respect to, any Dividend Period or Periods (X) the dividends are declared, (Y) the Company is contractually prohibited from paying such dividends or (Z) there shall be assets of the Company legally available for the payment of such dividends. The record date for dividends to the holders of shares of Series H Preferred Stock for any Dividend Period shall be the same as the record date for the dividends to the holders of shares of Common Stock for such Dividend Period (or, if no such record date is set for the Common Stock, the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls if prior to such Dividend Payment Date; otherwise, the fifteenth day of the immediately preceding calendar month). Accumulated and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board. Any dividend payment made upon shares of Series H Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares of Series H Preferred Stock which remains payable. No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any dividend payment or payments on the Series H Preferred Stock, whether or not in arrears.

         (b) No dividend on the Series H Preferred Stock shall be declared by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any bona fide agreement of the Company, including any agreement relating to its bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law (and such failure to pay dividends on the Series H Preferred Stock shall prohibit other dividends by the Company as described in Sections V(c) or (d) hereof). Notwithstanding the foregoing, dividends on the Series H Preferred Stock shall accumulate whether or not any of the foregoing restrictions exist.

         (c) Except as provided in subsection V(d) herein, so long as any shares of Series H Preferred Stock are outstanding, (i) no dividends (other than in Common Stock or other Capital


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Stock of the Company ranking junior to the Series H Preferred Stock as to payment of dividends and amounts upon liquidation, dissolution or winding-up of the Company) shall be declared or paid or set apart for payment upon the Common Stock or any other class or series of Capital Stock of the Company ranking, as to payment of dividends or amounts distributable upon liquidation, dissolution or winding-up of the Company, on a parity with or junior to the Series H Preferred Stock, for any period and (ii) no Common Stock or other Capital Stock of the Company ranking junior to or on a parity with the Series H Preferred Stock as to payment of dividends or amounts upon liquidation, dissolution or winding-up of the Company, shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Capital Stock) by the Company (except by conversion into or exchange for other Capital Stock of the Company ranking junior to the Series H Preferred Stock as to payment of dividends and amounts upon liquidation, dissolution or winding-up of the Company or by redemptions for the purpose of maintaining the Company's qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes) unless, in the case of either clause (i) or (ii), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series H Preferred Stock for all Dividend Periods ending on or prior to the dividend payment date for the Common Stock or such other class or series of Capital Stock or the date of such redemption, purchase or other acquisition.

         (d) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series H Preferred Stock and any other Capital Stock ranking on a parity as to payment of dividends with the Series H Preferred Stock, all dividends declared upon the Series H Preferred Stock and any other Capital Stock ranking on a parity as to payment of dividends with the Series H Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series H Preferred Stock and such other Capital Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series H Preferred Stock and such other Capital Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Capital Stock does not have a cumulative dividend) bear to each other.

         (e) The holders of the shares of Series H Preferred Stock shall not be entitled to any dividends in excess of full cumulative dividends as described in V(a) above.

VI.      Liquidation Preference

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other Capital Stock ranking junior to the Series H Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding-up of the Company, the holders of shares of the Series H Preferred Stock shall, with respect to each such share, be entitled to receive, out of the assets of the Company available for distribution to stockholders after payment or provision for payment of all debts and other liabilities of the Company and subject to the rights of the holders of any shares of Preferred Stock ranking senior to or on parity with the Series H Preferred Stock with respect to payment of amounts upon liquidation, dissolution or winding-up of the Company, an amount equal to the greater of (i) $1,000.00, plus an amount equal to all dividends (whether or not earned or declared)



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accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions) and (ii) the amount that a holder of such share of Series H Preferred Stock would have received upon final distribution in respect of the number of shares of Common Stock into which such share of Series H Preferred Stock (including all accumulated and unpaid dividends (whether or not earned or declared) with respect thereto) was convertible immediately prior to such date of final distribution. If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series H Preferred Stock, are insufficient to pay in full the preferential amount aforesaid on the shares of Series H Preferred Stock and liquidating payments on any other shares of any class or series of Capital Stock ranking, as to payment of dividends and amounts upon the liquidation, dissolution or winding-up of the Company, on a parity with the Series H Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series H Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Series H Preferred Stock and such other stock if all amounts payable thereon were paid in full. For the purposes of this Section VI, none of (i) a consolidation or merger of the Company with or into another entity, (ii) a merger of another entity with or into the Company, (iii) a statutory share exchange by the Company or (iv) a sale, lease or conveyance of all or substantially all of the Company's assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Company.

         (b) Written notice of such liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series H Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company.

         (c) After payment of the full amount of liquidating distributions to which they are entitled as provided in Section VI(a) above, the holders of shares of Series H Preferred Stock shall have no right or claim to any of the remaining assets of the Company.

VII. Conversion. Holders of shares of Series H Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

         (a) A holder of shares of Series H Preferred Stock shall have the right, at such holder's option, at any time, to convert any whole number of shares of Series H Preferred Stock, into fully paid and non-assessable shares of Common Stock; provided, however, that the conversion right may not be exercised at any one time by a holder of shares of Series H Preferred Stock with respect to less than 50 shares of Series H Preferred Stock (or all the shares of Series H Preferred Stock then owned by such holder if such holder owns less than 50 shares of Series H Preferred Stock). Each share of Series H Preferred Stock shall be convertible into the number of shares of Common Stock determined by dividing (i) the $1,000 base liquidation preference per each share of Series H Preferred Stock, plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared) with respect thereto by (ii) a conversion price of $61.6575 per share of Common Stock (equivalent to an initial anticipated conversion rate of 16.2186 shares of Common Stock for each share of Series H Preferred Stock), subject to adjustment as described in Section VII(c) hereof (the "Conversion Price"). No fractional shares of Common Stock will be issued upon


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any conversion of shares of Series H Preferred Stock. Instead, the number of shares of Common Stock to be issued upon each conversion shall be rounded down to the nearest whole number of shares of Common Stock, and the Company shall pay cash for the fractional share based on the Fair Market Value.

         (b) To exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Company or in blank, at the principal office of the Company accompanied by a written notice to the Company (the "Conversion Notice") indicating that the holder thereof elects to convert such share of Series H Preferred Stock and containing representations and warranties of such holder that (i) such holder has good and marketable title to such share of Series H Preferred Stock, free and clear of all liens, claims and encumbrances, (ii) such holder has such knowledge and experience in financial and business matters such that such holder is capable of evaluating the merits and risks of receiving and owning the shares of Common Stock that may be issued to it in exchange for such share of Series H Preferred Stock, (iii) such holder is able to bear the economic risk of such ownership and (iv) such shares of Common Stock to be acquired by such holder pursuant to this Section VII would be acquired by such holder for its own account, for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same in violation of federal or state securities laws. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series H Preferred Stock is registered, each share of Series H Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

         As promptly as practicable after the surrender of certificates for shares of Series H Preferred Stock and delivery of the Conversion Notice as aforesaid, the Company shall issue and shall deliver at such office to such holder, or on the holder's written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of Series H Preferred Stock in accordance with the provisions of this Section VII. In addition, the Company shall issue and deliver to such holder a certificate or certificates evidencing any shares of Series H Preferred Stock that were evidenced by the certificate or certificates delivered to the Company in connection with such conversion but that were not converted.

         A holder of shares of Series H Preferred Stock at the close of business on the record date for any Dividend Period shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares of Series H Preferred Stock following such record date and prior to such Dividend Payment Date and shall have no right to receive any dividend for such Dividend Period in respect of the shares of Common Stock into which such shares of Series H Preferred Stock were converted. Except as provided herein, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Series H Preferred Stock or for dividends on the shares of Common Stock that are issued upon such conversion.

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series H Preferred Stock shall have been surrendered and the Conversion Notice is received by the Company as aforesaid, and the person or



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persons in whose name or names any shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such shares at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares have been surrendered and such notice received by the Company.

         Notwithstanding anything to the contrary contained herein, all holders of shares of Series H Preferred Stock shall be deemed to have delivered a Conversion Notice (and therefore exercised their conversion rights effective as of the time specified in the next sentence) as to all shares of Series H Preferred Stock if (a) with respect to any period of 90 consecutive calendar days following the Twelfth Anniversary Date, the trading price of a share of Common Stock (calculated based on the average of the intra-day high and low) exceeds on each trading day during such 90-day period the Conversion Price then in effect and (b) the amount of the dividend (as calculated in accordance with Section V(a)(ii) hereof) for each of the four (4) Relevant Dividend Periods upon the number of shares of Common Stock (or portion thereof) into which a share of Series H Preferred Stock is then convertible in accordance with this Section VII exceeds the Base Quarterly Dividend. The forced conversion referred to in this paragraph shall be effective at the close of business on the Dividend Payment Date for the last Relevant Dividend Period.

         (c) The Conversion Price shall be adjusted from time to time as follows:

                  (i) If the Company shall, after the date on which any shares of Series H Preferred Stock are first issued (the "Issue Date"), (A) pay or make a dividend to holders of its Common Stock in Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares of Common Stock, (C) combine its outstanding Common Stock into a smaller number of shares of Common Stock or (D) issue any shares of Capital Stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders entitled to receive such dividend or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Series H Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series H Preferred Stock been converted immediately prior to close of business on the record date in the case of a dividend or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (g) below) in the case of a dividend and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                  (ii) If the Company shall issue after the Issue Date rights, options or warrants to all holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a



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price per share less than the Fair Market Value per share of Common Stock on the record date for the determination of holders of shares of Common Stock entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (B) the number of shares of Common Stock that the aggregate proceeds to the Company from the exercise of such rights, options or warrants for shares of Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (g) below). In determining whether any rights, options or warrants entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than the Fair Market Value, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of the Company.

                  (iii) If the Company shall distribute after the Issue Date to all holders of shares of Common Stock any other securities or evidences of its indebtedness or assets (excluding those rights, options and warrants referred to in and treated under subsection (ii) above, and excluding dividends paid exclusively in cash) (any of the foregoing being hereinafter in this subsection
(iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of holders of shares of Common Stock entitled to receive such dividend by (II) a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on the record date mentioned below less the then fair market value (as determined in good faith by the Board of the Company) of the portion of the Securities so distributed applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (g) below) the record date for the determination of holders of shares of Common Stock entitled to receive such distribution. For the purposes of this subsection (iii), a dividend in the form of a Security, which is distributed not only to the holders of the shares of Common Stock on the date fixed for the determination of holders of shares of Common Stock entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to a person converting a share of Series H Preferred Stock after such determination date (together with dividends thereon paid to holders of shares of Common Stock prior thereto), shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a share of Series H Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock, a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be "the date fixed for the determination of the holders of shares of Common Stock entitled to receive such dividend" and "the record date" within the meaning of the two preceding sentences).

                  (iv) Notwithstanding the foregoing, no adjustment shall be made pursuant to the preceding clauses (ii) and (iii) that would result in an increase in the Conversion Price. No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section VII (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a dividend to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section VII, the Company shall not be required to make any adjustment to the Conversion Price for the issuance of any (i) shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under such plan or (ii) any options, rights or shares of Common Stock pursuant to any stock option, stock purchase or any stock-based compensation plan maintained by the Corporation. All calculations under this Section VII shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be.

         (d) If the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, entity conversion, share exchange, statutory share exchange, self tender offer for all or substantially all of the shares of Common Stock, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock or other business combination or reorganization and excluding any transaction as to which subsection (c)(i) of this Section VII applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be exchanged for or converted into the right, or the holders of such shares shall otherwise be entitled, to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series H Preferred Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction (and thus remains outstanding) shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series H Preferred Stock (including all dividends (whether or not earned or declared) accumulated and unpaid thereon) was convertible immediately prior to such Transaction, assuming such holder of Common Stock is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person. In the event that holders of shares of Common Stock have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such transaction the Company shall give prompt written notice to each holder of shares of Series H Preferred Stock of such election, and each holder of shares of Series H Preferred Stock shall also have the right to elect, by written notice to the Company, the form or type of consideration to be received upon conversion of each share of Series H Preferred Stock held by such holder following consummation of such Transaction. If a holder of shares of Series H Preferred Stock fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each share of Series H Preferred Stock held by such holder (or by any of its transferees) the same consideration that a holder of that number of shares of Common Stock into which one share of Series H Preferred Stock was convertible immediately prior to such Transaction


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





would receive if such holder failed to make such an election. The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the shares of Series H Preferred Stock that will contain provisions enabling the holders of shares of Series H Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of shares of Common Stock at the Conversion Price in effect immediately prior to such Transaction (with the holder having the option to elect the type of consideration if a choice is offered in the Transaction as specified above). The provisions of this subsection (d) shall similarly apply to successive Transactions.

         (e) If:

                  (i) the Company shall declare a dividend on the shares of Common Stock (other than a cash dividend) or there shall be a reclassification, subdivision or combination of Common Stock; or

                  (ii) the Company shall authorize the granting to the holders of the shares of Common Stock of rights, options or warrants to subscribe for or purchase any Capital Stock of any class or any other rights, options or warrants; or

                  (iii) there shall be any reclassification of the shares of Common Stock or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or a statutory share exchange involving the conversion or exchange of shares of Common Stock into securities or other property, or a share exchange involving the conversion or exchange of shares of Common Stock into securities or other property, a self tender offer by the Company for all or substantially all of the shares of Common Stock, or the sale or transfer of all or substantially all of the assets of the Company as an entirety; or

                  (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding-up of the Company,

then the Company shall cause to be mailed to the holders of the shares of Series H Preferred Stock at their addresses as shown on the records of the Company, as promptly as possible a notice stating (A) the date on which a record is to be taken for the purpose of such distribution of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such distribution of rights, options or warrants are to be determined or (B) the date on which such reclassification, subdivision, combination, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section VII.

         (f) Whenever the Conversion Price is adjusted as herein provided, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion



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





Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series H Preferred Stock at such holder's last address as shown on the records of the Company.

         (g) In any case in which subsection (c) of this Section VII provides that an adjustment shall become effective on the date next following the record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any share of Series H Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of fractions pursuant to subsection (a) of this Section VII.

         (h) For purposes of this Section VII, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company. The Company shall not make any distribution on shares of Common Stock held in the treasury of the Company.

         (i) If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section VII, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

         (j) If the Company shall take any action affecting the Common Stock, other than action described in this Section VII, that in the reasonable judgment of the Company would materially affect the conversion rights of the holders of the shares of Series H Preferred Stock, the Conversion Price for the Series H Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Company, determines to be equitable in the circumstances.

         (k) The Company covenants that shares of Common Stock issued upon conversion of the shares of Series H Preferred Stock shall be validly issued, fully paid and non-assessable and the holder thereof shall be entitled to rights of a holder of shares of Common Stock specified in the Certificate of Incorporation. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series H Preferred Stock, the Company shall endeavor to comply with all federal and state laws and regulations in respect thereof.

         (l) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the shares of Series H Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series H Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

         (m) Notwithstanding anything to the contrary contained herein (but subject to the provisions of Section VII(n) hereof), the Company agrees that it will apply the adjustment provisions of this Section VII and any related provisions as if the Series H Preferred Stock were issued and outstanding as of November 27, 2002. Thus, for example, if an event were to occur on December 31, 2002 that would adjust the number of shares of Common Stock into which the shares of Series H Preferred Stock would have been convertible had such shares of Series H Preferred Stock been outstanding as of such date, but the Series H Preferred Stock were not actually issued until December 31, 2003, then such adjustment would be applied so that, upon such issuance (but subject to further adjustment for subsequent events), the Series H Preferred Stock would be immediately convertible into the number of shares of Common Stock into which the Series H Preferred Stock would have been convertible had such shares of Series H Preferred Stock been outstanding on December 31, 2002.

         (n) Notwithstanding anything to the contrary contained herein, the adjustment provisions contained in this Section VII shall be applied so that there is no duplication of adjustments made pursuant to any other document.

VIII.    Ownership Limitations

         The shares of Series H Preferred Stock are subject to the restrictions on transferability and ownership provisions described in Article IV of the Certificate of Incorporation. The ownership limit as described in Article IV of the Certificate of Incorporation (the "Ownership Limit") shall mean that ownership of more than 7.5% of the value of the outstanding shares of Capital Stock of the Company, including the Series H Preferred Stock, is restricted in order to preserve the Company's status as a REIT for U.S. federal income tax purposes. Subject to certain limitations described in Article IV of the Certificate of Incorporation, the Board may modify the Ownership Limit, though the Ownership Limit may not be increased by the Board to more than 9.8%. In addition, Article IV of the Certificate of Incorporation limits the ownership of "Existing Holders" (the "Existing Holder Limit") and also limits transfers that would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed in its name and on its behalf by its Executive Vice President and attested to by its Secretary on this 11th day of November, 2002.

                           GENERAL GROWTH PROPERTIES, INC., a
                           Delaware corporation

                           By:      /s/      Bernard Freibaum
                                    --------------------------------------------
                                    Bernard Freibaum, Executive Vice President

ATTEST:


By:      /s/ Marshall E. Eisenberg
         ---------------------------
         Marshall E. Eisenberg, Secretary



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